EXHIBIT 10.19

EMPLOYMENT AGREEMENT

        THIS AGREEMENT made to have effect the 20th day of August, 2003.

BETWEEN:

MDSI MOBILE DATA SOLUTIONS INC., a corporation duly incorporated under the federal laws of Canada and having its offices at 10271 Shellbridge Way, Richmond, B.C. V6X 2W8 (the "Company")

AND:

Cy Tordiffe, a businessman, residing at: 8160 148th Street, Surrey, B.C. V3S 7J5 (the "Executive")

WHEREAS:

A.	The Company has employed the Executive on a continuous basis since March 29, 1993 and the Executive currently serves the Company in his capacity as the Vice President, Enterprise Solutions.

B.	The Company wishes to continue employing the Executive and the Executive is willing to accept such continued employment upon the terms and conditions set forth in this Agreement; and

C.	The Company and the Executive wish to record certain matters of mutual interest in connection with the Executives’ employment by the Company.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth the parties hereto mutually covenant and agree as follows:

1.	EMPLOYMENT

1.1	The Company hereby employs the Executive to be the Vice President, Enterprise Solutions of the Company and the Executive hereby accepts such employment. The Executive shall report to the President and Chief Executive Officer of the Company and shall perform all duties and have all authority incident to the position of Vice President, Enterprise Solutions

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of the Company, and such additional duties as he may from time to time be reasonably required to perform, and such additional authority as he may from time to time be given, by the President and Chief Executive Officer.

1.2	The Executive shall perform his duties out of the Richmond office of the Company or out of such other office in the lower mainland area of British Columbia, which the Company shall establish and designate as its Vancouver head office. The Executive’s duties may involve extensive domestic and international travel.

2.	EXCLUSIVE SERVICE

2.1	Except as expressly provided the Executive shall, during his employment with the Company, devote his entire attention on a full time basis to the business of the Company. Provided he obtains the prior written approval of the President and Chief Executive Officer the Executive may, during his employment with the Company undertake work as a director or consultant to any other company, firm or individual that is not in competition with the Company.

2.	SALARY AND BONUSES

3.1	The Company shall pay the Executive an annual base salary (“Base Salary”) of Canadian $135,000.00 gross payable semi-monthly which shall be reviewed from time to time at the sole discretion of the Company.

3.2	An annual incentive plan that will provide additional earning potential based upon the achievement of predetermined objectives and corporate earnings. Details are outlined in the Executive Management Bonus Program (Schedule A).

3.3	All payment of salary shall be subject to deduction of all applicable Federal and Provincial income tax, unemployment insurance, Canada Pension deductions and other deductions required at law or made pursuant to this Agreement

4.	EXPENSES

4.1	The Company shall provide to the Executive the following expenses, reimbursements, equipment and allowances:

(i)	reimbursement for all reasonable and necessary expenses incurred by the Executive in the conduct of the business of the Company in accordance with travel and expense policies established by the Company from time to time; and

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(ii)	appropriate hardware/software, including cell phone, pager, and a portable computer selected by the Company to permit the Executive to operate effectively while away from the office or at home and reimbursement of associated costs.

5.	STOCK OPTIONS

5.1	The Executive shall be entitled to participate in the Stock Option Plan as established by the Company and amended from time to time. A copy of that Plan has been supplied to the Executive who acknowledges its receipt.

5.2	All stock options granted to the Executive pursuant to this Agreement shall automatically vest in the event of a Change of Control (as defined in the Company’s Stock Option Plan) except for those stock options issued to the Executive on or after March 1, 2000 which stock option certificate provides that notwithstanding the provisions in the current Company’s Stock Option Plan regarding accelerated vesting in the event of a Change of Control (as defined in the Plan) or Terminating Event (as defined in the Plan), in the event a Change of Control or Terminating Event occurs only those Stock Options that would have ordinarily vested to the Executive over the next twelve months will immediately vest, and the balance of the unvested options will only be accelerated if an entity causing an Change of Control or Terminating Event does not establish a successor stock option plan or similar program that rolls over and preserves the balance of the unvested Options granted to the Executive.

5.3	Stock options, which have vested, may be exercised at any time up to five years from the date of grant. Except as provided for in section 12.4, those stock options which have not vested by the date of termination of the Executive’s employment with the Company shall expire automatically as of that date. Upon termination of his employment by resignation, the Executive shall have a period of thirty (30) days in which to exercise vested share purchase options, failing which those options shall expire automatically. In the event of termination for cause all stock options shall be cancelled and expire coincident with such termination.

6.	VACATION

6.1	The Executive shall be entitled to four (4) weeks (20 working days) vacation per annum to be taken at such time(s) as the Executive and the Company may mutually and reasonably agree upon. The Executive is expected to take his entire entitlement during the calendar year. However, in the event the entire entitlement cannot be taken during the calendar year, the executive may carry forward a maximum of five (5) days vacation from the current year entitlement. The Executive must bring the matter to the attention of the President & CEO who must approve any such carry forward vacation.

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7.	BENEFITS

7.1	The Executive shall receive those benefits (including medical, dental, extended health insurance, short and long term disability, life insurance and family assistance) that are provided to Canadian based employees in the Company Employee Benefit Program (the “Program”) in effect upon the Executive’s employment date as that Program may be modified from time to time. A copy of the Program has been supplied to the Executive who acknowledges its receipt.

8.	SICK LEAVE

8.1	If the Executive shall, at any time, by reason of illness or mental or physical disability, be incapacitated from carrying out the terms of this Agreement, he shall furnish the Company with medical evidence to prove such incapacity and the cause thereof, and shall receive his full salary and benefits for a period of 180 days or until long term disability begins whichever period is shorter.

9.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION, TRADE SECRETS AND WORK PRODUCT

9.1	The Executive acknowledges that as Vice President, Enterprise Solutions of the Company, he holds a fiduciary position and owes to the Company a duty of utmost loyalty and good faith. The Executive agrees to serve the Company well and faithfully and to the best of his ability, and to use his best efforts to promote its interests.

9.2	In this Agreement the following terms shall have the meanings described below:

(a)	“Confidential Information” means any information concerning the Company’s scientific, technological, financial and business interests which is not generally available to third parties and is identified or is reasonably capable of being identified as confidential and proprietary information of the Company. Confidential Information shall include but not be limited to: (a) production processes and materials; customer lists and requirements; business plans and strategies; and other materials or information relating to the business of the Company; (b) computer software in source and executable code, and related documentation in any media including all modifications, enhancements and versions and all options available for such software; and (c) information defined herein as a Trade Secret but which is determined by a court of competent jurisdiction not to rise to the level of a trade secret under applicable law.

(b)	“Trade Secret” means any information which is identified or is reasonably

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capable of being identified as confidential and proprietary information of the Company which: (a) has economic value, actual or potential to the Company because it is not generally known to other persons who might obtain economic value from its disclosure or use; or (b) the Company has made reasonable efforts to keep secret or out of the public domain.

(c)	“Work Product” means any work, research, design ideas or development in whatever medium which is produced, created or developed by the Executive during the term of this Agreement pertinent to the Company’s scientific, technological, financial or business interests and may include Confidential Information and Trade Secrets.

9.3	The Executive agrees that both during and after the term of this Agreement he shall keep confidential and shall not directly or indirectly divulge or disclose to anyone nor use or otherwise appropriate Confidential Information, Trade Secrets or Work Product, except as required in the performance of his duties or as required by law.

9.4	The Executive agrees that in the course of his employment with the Company he will not bring to or use at the Company the confidential materials of a former employer or third party, which are not generally available to the public.

10.	OWNERSHIP AND USE OF WORK PRODUCTS

10.1	The Executive agrees that any Work Product shall be the sole and exclusive property of the Company. The Company is and shall be the sole owner of all copyrights, patents and other intellectual property rights in the Work Product.

10.2	The Executive agrees to assign to the Company any rights that he may have or acquire in the Work Product and hereby waives all claims to any right, title or interest in the Work Product, including any moral rights which he may have or acquire in the Work Product or to its use, including the right to restrain or claim damages for any distortion, mutilation or other modification of the Work Product or any part thereof whatsoever, or to restrain use or reproduction of the Work Product in any context, or in connection with any product or service. At any and all times during the term of this Agreement the Executive shall upon the request of the Company promptly perform all such acts and execute and deliver all such documents that may be necessary to vest in the Company the entire right, title and interest in and to any Work Product.

11.	CONFLICT OF INTEREST AND NON-COMPETITION CONFLICT OF INTEREST AND NON-COMPETITION

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11.1	The Executive agrees that the Company has a legitimate interest in ensuring that Confidential Information, Trade Secrets and Work Product will not fall into the hands of its competition nor be used by the Executive for any purpose other than the execution of his duties as an Executive of the Company. Accordingly it is specifically agreed that:

(a)	During the term of this Agreement the Executive shall not compete with the Company. Without limiting the generality of this provision, the Executive shall not during the term of this Agreement, for his own account or for the account of a third party, directly or indirectly develop, design, manufacture, sell or solicit for sale or lease products including computer programs, codes and documentation similar in function to those developed, designed, manufactured or sold by the Company;

(b)	The Executive shall not for a period of eighteen (18) months following the termination of his employment, whether for his own account or for the account of a third party, directly or indirectly, develop, design, manufacture, sell or solicit for sale products which are the same or similar in concept or function to products developed, designed, manufactured or marketed by the Company during the period of two (2) years immediately preceding the date of termination of the Executive’s employment;

(c)	For a period of eighteen (18) months following the termination of his employment, the Executive shall not, whether for his own account or for the account of a third party, directly or indirectly, sell or solicit for sale products which are the same or similar in concept or function to those developed, designed, manufactured or marketed by the Company to any customer or potential customer of the Company. For purposes of this section “customer” means any person from whom the Company has received an order during the two (2) years immediately preceding the date of termination of the Executive’s employment. “Potential customer” means those persons who have contacted the Company or have been contacted the Company with a view to obtaining an order during the two (2) year period immediately preceding the date of terminating the Executive’s employment.

(d)	For a period of eighteen (18) months following the date of termination of his employment, the Executive shall not, whether for his own account or for the account of a third party, directly or indirectly, offer or cause to be offered to any employee of the Company a new position or employment with any other person or company, nor shall the Executive solicit the participation of any Employee of the Company in any business, partnership, association or enterprise.

11.2	The Executive acknowledges and agrees that there can be no geographic limit to his covenant not to compete due to the nature of his employment and the extent of the business of the Company, the market for the Company products and the technologies with which the

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Company is involved.

11.3	The parties to this agreement recognize that a breach by the Executive of any of the covenants contained in Sections 9, 10 and 11 of this Agreement would constitute an interference with the ongoing business of the Company and cause irreparable harm to the Company which could not be adequately compensated for by monetary damages. The Executive agrees that in the event of a breach by him of any of the covenants contained in Sections 9, 10 and 11 of this Agreement, he shall and hereby does consent to an injunction being issued against him restraining him from any further breach of the said covenants. The provisions of this section shall not be construed so as to affect or impair any other remedies, which the Company may have in the event of such breach, including but not limited to an action for damages.

12.	TERMINATION OF EMPLOYMENT

12.1	Without prejudice to any remedy the Company may have against the Executive for any breach or non-performance of this Agreement, the Executive’s employment may be terminated at any time effective immediately by the Company without previous notice and without payment in lieu of notice for cause which, for the purposes of this agreement shall include but not be limited to:

(i)	dishonesty in the course of the discharge of his duties as an employee;

(ii)	gross negligence or repetitive negligence committed without regard to corrective direction in the course of the discharge of his duties as an employee;

(iii)	conviction of any criminal offence other than an offence which, in the reasonable opinion of the Company does not affect the reputation of the Company or the Executive’s position as a representative of the Company;

(iv)	bankruptcy or insolvency of the Executive;

(v)	excessive and unreasonable absences from his duties for any reason other than authorized vacation or sick leave.

(vi)	material breaches of the Company’s policies and procedures.

12.2	The Executive shall be entitled to terminate his employment with the Company, at will, at any time by giving notice in writing to the Company of not less than eight weeks unless otherwise agreed to in writing by the parties. In the event the Executive terminates his employment with the Company, he shall be entitled to receive an amount equal to his total accumulated vacation pay.

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12.3	The Company may terminate the employment of the Executive at will and without cause at any time, including following a Change of Control, upon payment to the Executive of his Base Salary owing up to the date of termination and a severance payment as outlined in Paragraph 12.4 below and upon payment to the Executive of all compensation owing up to the date of termination.

12.4	The amount of severance provided under paragraph 12.3 shall be calculated as follows:

An amount equal to eighteen (18) months basic salary. The severance payment shall be made either in a lump sum within five (5) working days from the date of termination, or at the Executive’s option, to be paid in intervals as mutually agreed to in writing by the Executive and the Company within five (5) working days from the date of termination.

The Company shall maintain the Executive and his dependents on the Company Employee Benefit Program during the currency of the eighteen (18) month severance period from the date of termination. Such benefits shall be discontinued should the Executive be eligible to participate in a benefit program sponsored by a subsequent employer. The Executive acknowledges and agrees that he shall not be entitled to any other severance or termination package in connection with his employment whatsoever. In the event the Executive is terminated in accordance with this Section 12.3, the Company shall also pay to him an amount equal to his total accumulated vacation. All stock options granted to the Executive shall continue to vest during the eighteen (18) month period defined in this section 12.4 and the Executive shall have a period of sixty (60) days from the expiration of the eighteen month period in which to exercise vested share purchase options.

12.5	In the event that at the date of termination of employment the Executive has earned but not been paid portions of any Incentive, the Company shall, after termination continue to pay out, on a pro ratio basis to the date of termination, any bonus owing at the applicable time in accordance with any Incentive Program.

12.6	The Executive will not be required to mitigate the amount of any payment provided under this Section 12 or any damages resulting from a failure of the Company to make any such payment by seeking other employment, or otherwise, nor shall the amount of any payment under this Section 12 be reduced by any compensation earned by the Executive from employment or self employment.

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13.	CHANGE OF CONTROL OF THE COMPANY

13.1	In this section the term "Change of Control" shall mean:

(a)	the sale of greater than 50% of the issued and outstanding common shares in the capital of the Company pursuant to a “takeover bid” (as defined in the British Columbia Securities Act);

(b)	the disclosure that any person (a “Control Person”) directly or indirectly, beneficially or legally owns, or exercises control or direction over, greater than 50% of the issued and outstanding shares in the capital of the Company, in any insider trading report, information circular, prospectus, offering memorandum, material change report or other disclosure document of the Company or any such Control Person, filed or required to be filed with the British Columbia Securities Commission, the TSE or any other securities regulatory authority or stock exchange;

(c)	the sale or disposition of all or substantially all of the assets of the Company to a non-affiliated party;

(d)	the merger, amalgamation or consolidation of the Company with or into any other non-affiliated corporation; or

(e)	the appointment of a liquidator, receiver, receiver-manager, or trustee in bankruptcy of the Company, or the making of any assignment or proposal to or for the benefit of the creditors of the Company.

13.2	In the event that the Company undergoes a Change of Control and if the employment of the Executive is terminated by the Company or terminated by the Executive for Good Reason within 24 months of a Change of Control the Executive shall be entitled to receive the severance package in accordance with the provisions of Sections 12.3 and 12.4 above.

13.3	The Executive will not be required to mitigate the amount of any payment or benefit provided for under this Section 13 or any damages resulting from a failure of the Company to make any such payment or to provide such benefit, by seeking other employment, or otherwise, nor shall the amount of any payment or benefit provided for under this Section 13 be reduced by any compensation earned by the Executive from employment or self employment.

13.4	For the purposes of this Agreement "Good Reason" means:

a)	Without the express consent of the Executive, the assignment to the Executive of duties materially inconsistent with his positions, duties and responsibilities with the

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Company immediately prior to the date hereof or any removal of the Executive from, or and failure to re-elect the Executive to, material positions, duties and responsibilities with the Company, except in connection with the termination of the Executive’s employment for cause, disability or retirement or as a result of the Executive’s death or resignation by the Executive other than for Good Reason. For greater certainty, the Executive shall be deemed to have consented to the assignment of new duties if the Executive performed such duties for a period of 60 days and the Executive does not advise the Company that such duties constitute grounds for Good Reason;

b)	A reduction by the Company in the Executive’s salary as in effect on the date hereof or as the same may be increased from time to time;

c)	The failure by the Company to continue in effect any incentive or compensation plan, or any pension, life insurance, health and accident or disability plan in which the Executive is participating at the date hereof, (or plans providing the Executive with substantially similar benefits) unless such plans have been replaced by new plans providing the Executive with benefits that are as good as or better than the benefits provided in such plans, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by him at the date hereof;

d)	The requirement that the Executive be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present employment or travel obligations, or in the event the Executive consents to any such relocation, the failure by the Company to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive or to indemnify the Executive against any excess in (A) the cost of a principal residence at the time of the relocation, over (B) the amount realized by the Executive upon the sale of his principal residence at the time of the relocation or:

e)	Any reason which would be considered to amount to constructive dismissal by a court of competent jurisdiction.

14.	RESIGNATION AND INDEMNITY

14.1	Upon termination of this Agreement, the Executive will tender to the Company, and their associated companies, his resignation as an officer and if applicable, his resignation as a director.

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14.2	Subject to the Canada Business Corporations Act, as amended from time to time (the “Act”), the Company hereby indemnifies the Executive, his heirs, executors administrators and personal representatives (collectively, the “Indemnitees”) and save the Indemnitees harmless against all costs, charges and expenses actually and reasonably incurred by the Indemnities in law, in equity or under any statute or regulation, in connection with any civil, criminal, or administrative claim, action, proceeding or investigation to which the Indemnitees are made a party or in which they are otherwise involved as a witness or other participant by reason of the Executive being or having been a Director or officer of the Company or its affiliated or associated companies, including any action brought by the Company or companies, if:

(i)	the Executive acted honestly and in good faith with a view to the best interests of the Company or companies; and

(ii)	in the case of a criminal or administrative claim, action, proceeding or investigation, the Executive had reasonable grounds for believing that his conduct was lawful.

14.3	Without limiting the generality of the foregoing of Section 14.2 the costs, charges and expenses against which the Company will indemnify the Indemnitees include:

(i)	any and all fees, costs and expenses actually and reasonably incurred by the Indemnitees in investigating, preparing for, defending against, providing evidence in, producing documents or taking any other action in connection with any commenced or threatened action, proceeding or investigation, including reasonable legal fees and disbursements, travel, and lodging costs;

(ii)	any amounts reasonably paid in settlement of any action, proceeding or investigation;

(iii)	any amounts paid to satisfy a judgement or penalty, including interest and costs; and

(iv)	all costs charges and expenses reasonably incurred by the Indemnitees in establishing their right to be indemnified pursuant to this Agreement.

14.4	If the Indemnitees or any one of them are required to include in their income, or in the income of the estate of the Executive, any payment made under this Section 13 for the purpose of determining income tax payable by the Indemnitees or any of them or the estate, the Company shall pay an amount by way of indemnity that will fully indemnify the Indemnitees or estate for the amount of all liabilities described in Section 14.2 and Section 14.3 and all income taxes payable as a result of the receipt of the indemnity payment.

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14.5	Upon receipt of a written request by the Indemnitees for indemnification under this Agreement (an “Indemnification Notice”), the Company will forthwith apply to the Supreme Court of British Columbia for approval of the requested indemnification, will diligently proceed to obtain such approval and will take all other steps necessary to provide the requested indemnification as soon as practicable following receipt of the Indemnification Notice.

14.6	Any failure by the Executive in his capacity as a director or officer of the Company to comply with the provisions of the Act or the Memorandum, Articles or Bylaws of the Company will not invalidate any indemnity to which he is entitled under this Agreement.

15.	RETURN OF PROPERTY

15.1	In the event of termination of this Agreement, the Company agrees to pay the Executive all arrears of compensation, and all out of pocket expenses owing, up to and including the effective date of termination, upon receipt from the Executive of (and the Executive agrees to deliver to the Company);

(i)	any property of the Company which may be in the possession or control of the Executive; and

(ii)	the repayment of any sums owed by the Executive to the Company.

16.	SURVIVAL

16.1	Notwithstanding the termination of this Agreement for any reason whatsoever the provisions of Sections 9, 10, 11 and 14 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

17.	NOTICE

17.1	Any notice or other communication (each a “Communication”) to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by registered mail or by telecopier, addressed as follows:

TO:	MDSI Mobile Data Solutions Inc. 10271 Shellbridge Way Richmond, B.C. V6X 2W8 Attn: President Phone: 604-207-6000 Fax: 604-207-6062

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AND TO:	Cy Tordiffe 8160 148th Street Surrey, B.C. V3S 7J5 Phone: 604- 543-4413 Fax:

or at such other address or telecopier number as shall have been designated by Communication by either party to the other. Any Communication shall be conclusively deemed to be received, if given by personal delivery, on the date and at the time of actual delivery thereof and, if given by registered mail, on the fifth day following the date of mailing, if given by telecopier, on the business day following the transmittal thereof. If the party giving any Communication knows or ought reasonably to know of any actual or threatened interruptions of the mails, such Communication shall not be sent by mail but shall be given by personal delivery or telecopier.

18.	ENTIRE AGREEMENT

18.1	Any other previous agreements, written or oral, between the parties hereto relating to the employment of the Executive by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes and demands whatsoever under or in respect of any such agreement. This Agreement, together with the Plans and Programmes which are by reference expressly incorporated into it, constitutes and expresses the whole agreement of the parties hereto with reference to the employment of the Executive by the Company, and with reference to any of the matters or things herein provided for, or herein before discussed or mentioned with reference to such employment; all promises, representations, and understandings relative thereto being merged herein.

19.	AMENDMENTS AND WAIVERS

19.1	No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver or any breach of any by the party purporting to give the same and, unless otherwise provided in the written and signed waiver, shall be limited to the specific breach waived.

20.	BENEFITS OF AGREEMENT

20.1	The provisions of this Agreement shall enure to the benefit of and be binding upon the legal representatives of the Executive and the successors and assigns of the Company respectively.

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21.	SEVERABILITY

21.1	If any provision of this Agreement is deemed to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity or any other provision hereby declared and agreed to be severable from each and every other section, subsection or provision hereof and to constitute separate and distinct covenants. The Executive hereby agrees that all restrictions herein are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive.

22.	GOVERNING LAW

22.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. The Company and the Executive hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia, exclusively.

23.	COPY OF AGREEMENT

23.1	The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written:

SIGNED, SEALED AND DELIVERED by Cy Tordiffe in the presence of: /s/ Glenn Kumoi Witness 480 Craigmohr Drive, West Vancouver, B.C. V7S 1W6 Address Lawyer Occupation	) ) ) ) ) ) ) ) ) ) ) )	/s/ Cy Tordiffe Cy Tordiffe

MDSI MOBILE DATA SOLUTIONS INC.

Per:   /s/ Erik Dysthe
           Authorized Signatory

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Schedule “A”

Executive Management Incentive Compensation Program

This program has been designed to provide an incentive for the achievement of the quarterly Corporate Earnings per share targets as established by the Board of Directors, and your overall annual personal performance. Your performance will be measured against the achievement of the goals and objectives as noted in the strategic renewal document as well as any other individual objectives.

The Plan contains the following two target components as set by the Board of Directors and a personal performance incentive;

•	Target incentive based on quarterly EPS (plus$0.01) results in an award of 6% of annual base salary/quarter

•	Stretch incentive based on exceeding annual EPS results up to 40% of annual base salary

•	Personal performance incentive up to 16% of annual base salary

The Corporate EPS targets (plus$0.01) in each quarter are either achieved or not with the achievement of the target resulting in the payment of the incentive award (i.e. 6% per quarter). The quarter’s results must be achieved including the cost of the company’s incentive plan (i.e. all employees). If the full amount of the quarterly incentive cannot be funded within the EPS requirement then a prorated amount will be paid with the available funds. The unpaid amount will be carried forward to year-end. This would occur similarly in subsequent quarters. At year-end if, after paying the final quarter’s incentive, there are funds available (i.e. within the yearly EPS requirement) than such funds would be used to pay (prorated if necessary) the unpaid incentive balance. Any year-end unpaid balance will not be carried forward to subsequent years. These quarterly incentives shall be paid within 30 days of the company’s quarterly results being announced. In the event quarterly EPS in not achieved 50% of any missed quarters incentive can be recovered if the year’s EPS target is achieved. Depending on the amount of available funds this payment may need to be governed by the pro-ration as described. Any resulting incentive from recovered quarters or as a result of pro-ration will be paid along with any other incentive achieved for the year.

Personal performance incentive is 16% of annual base salary to be calculated and paid annually within 30 days of the announcement of the company’s annual audited results. Personal performance incentive will only be paid if the year-end EPS target is achieved, can be prorated based on available funds and if prorating is required personal performance incentive will take priority over EPS incentive. Personal performance will be based on a 1-10 rating scale as follows:

1 = intolerable 2 = less than tolerable 3 = barely tolerable 4 = less than satisfactory 5 = satisfactory 6 = more than satisfactory 7 = exceeding 8 = significantly exceeding 9 = excelling10 = exceptional. A rating of 5 would result in an award of 8%.

The calculation of % achievement of the stretch incentive (0-40% of base) will be pro rated to the % achievement of the stretch target (to a maximum incentive of 40%). Payment of the stretch incentive will be within 30 days of

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the announcement of the company’s annual audited results.

NOTE: The Company shall have the full authority to, terminate, amend or cancel the plan as described above in its’ sole discretion provided that such changes shall not be retroactive prior to the effective date of the change(s) or cancellation.

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